Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

FOR IMMEDIATE RELEASE

LENNAR ANNOUNCES THE EXPANSION OF ITS STRATEGIC

LANDSOURCE PARTNERSHIP AND PRELIMINARY RESULTS

FOR THE FOURTH QUARTER AND FISCAL YEAR

Miami, January 2, 2007 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today that the Company reached a definitive agreement to admit a new strategic partner into its LandSource joint venture. The transaction will result in a cash distribution to Lennar and its current partner, LNR Property Corporation, of approximately $660 million each. The transaction is expected to generate profits for financial statement purposes of approximately $500 million for Lennar, of which approximately $125 million will be recognized at closing and approximately $375 million will be deferred over future years. The Company will also enter into option contracts with LandSource to purchase land contributed by the new partner and will retain its option contracts and rights of first offer to purchase land owned by LandSource prior to the transaction. In addition, the Company will receive management fees over the next eleven years and will retain an interest in LandSource of approximately 19%.

As of July 1, 2006, LandSource had assets with a book value of approximately $1.3 billion, with its primary investment being The Newhall Land and Farming Company. Under the terms of the agreement, the LandSource assets are valued at approximately $2.6 billion, with a potential increase adjustment to that value of over $600 million.

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In the context of the LandSource announcement, the Company is providing preliminary deliveries, new orders, backlog and selected financial results for the quarter and fiscal year ended November 30, 2006, including fourth quarter 2006 estimated asset valuation adjustments.

During the quarter and fiscal year ended November 30, 2006, the Company delivered 14,006 homes and a record 49,568 homes, respectively, compared to 14,403 homes and 42,359 homes in the same periods last year, an increase of 17% for fiscal year 2006. New orders for the quarter and fiscal year ended November 30, 2006 were 9,606 and 42,212, respectively, down 6% and 3%, compared to the same periods last year. The Company’s total dollar value of homes in backlog as of November 30, 2006 was $4.0 billion, compared to $6.9 billion as of November 30, 2005. Although deliveries increased during the fiscal year, the Company experienced materially lower gross margins on home sales during the quarter and year ended November 30, 2006, compared to the same periods as last year, as a result of deteriorating market conditions in the homebuilding industry.

The Company is in the process of completing its inventory valuation analysis, and presently anticipates that it will incur pretax inventory valuation adjustments, write-offs of deposits and preacquisition costs related to land under option that the Company does not intend to purchase and valuation adjustments to its investments in unconsolidated entities within a range of $400 million to $500 million during the fourth quarter of 2006.

Prior to the valuation adjustments and write-offs, the Company expects its fourth quarter earnings to be within a range of $0.70 per share to $0.75 per share. Subsequent to the valuation adjustments and write-offs, the Company expects a loss within a range of $0.88 per share to $1.28 per share for its fourth quarter ended November 30, 2006.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “The recapitalization of LandSource uniquely positions it with substantial capital and sponsorship to access the $10 billion to $15 billion of real estate that is coming back on the market. The resulting cash distribution to us and our current partner, LNR Property Corporation, of approximately $660 million each, validates the substantial value that has been created in this venture.”

Mr. Miller continued, “Market conditions continued to weaken throughout the fourth quarter and we have not yet seen tangible evidence of a market recovery. While we are hopeful that low interest rates, strong employment and a healthy economy will help stimulate a recovery in 2007, we have continued to focus on strengthening our balance sheet by delivering our backlog, selling inventory aggressively and renegotiating our land positions. We ended the 2006 fiscal year with zero outstanding on our $2.7 billion revolving credit facility and over $600 million of cash on the balance sheet.

“Given the steep decline in many of our markets, we are completing our asset-by-asset review and will adjust asset balances to reflect fair value in the current market environment. Accordingly, we expect to record pretax impairment charges of $400 million to $500 million.”

These results are preliminary and unaudited and will be reviewed by the Audit Committee of the Company’s Board of Directors. The Company will release earnings for the quarter and fiscal year ended November 30, 2006 before the market opens on January 17, 2007. Additionally, the Company will hold a conference call on January 17, 2007 at 11:00 a.m. Eastern Time to further discuss the LandSource transaction and the Company’s results for the fourth quarter and fiscal year.

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The call will be broadcast live on the Internet and can be accessed through Lennar’s website at www.lennar.com. If you are unable to participate during the live webcast, the call will be archived at www.lennar.com for 90 days.

In order to listen to the live event, a participant must have a multimedia computer with speakers and Windows Media Player. To download the software prior to the event, please visit www.lennar.com, click the conference call link on the home page and follow the pre-event instructions.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” in Item 1A of our Annual Report on Form 10-K/A for our fiscal year ended November 30, 2005. We do not undertake any obligation to update forward-looking statements.

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